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SECTION 1A-1

BROKER-DEALER SERVICES AGREEMENT WITH

CULTIVATE CAPITAL GROUP

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Regulation A Broker-Dealer Services Agreement

This agreement (together with exhibits and schedules, the “Agreement”) is entered into by and Buffalo Chip Global Inc. (“Client”) and Cultivate Capital Group LLC, a Delaware Limited Liability Company (“Cultivate”). Client and Cultivate may each be referred to as a “Party” or collectively as the “Parties” herein and agree to be bound by the terms of this Agreement as of

7/3/2025

(the “Effective Date”):

Whereas, Cultivate is a registered broker-dealer providing services in the equity and debt securities market, including offerings conducted via SEC approved exemptions such as Regulation D 506(b), 506(c), Regulation A, Regulation Crowdfunding and others;

Whereas, Client is offering securities directly to the public in an offering exempt from registration under Regulation A (the “Offering”); and

Whereas, Client recognizes the benefit of having Cultivate as a service provider for investors who participate in the Offering (“Investors”).

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Appointment, Term, and Termination

a.The term of this Agreement (the "Term") shall begin on the date first written above and shall continue until terminated in accordance with this Agreement.

b.Termination of Offering. This Agreement shall terminate upon the written notice from Client to Cultivate as a result of a determination by Client not to proceed with the Offering or the termination or completion of the Offering. Upon the written agreement of the parties, a new Term shall begin in connection with a subsequent offering of Client to be conducted on the Platform. If Client starts its Regulation A offering with a maximum raise that is exceeded, and continues the offering with Cultivate with a new maximum, this Agreement will remain in full force and effect and the Term will continue until the Offering, in total, is terminated or completed.

a.Termination for Cause. Either party may terminate this Agreement in the event the other party breaches this Agreement, and such breach is not cured within ten (10) days written notice from the non-breaching party.

b.Termination for Breach of Representations. Either party may terminate this Agreement in the event any representation of the other party set forth in this Agreement is untrue and remains untrue for ten (10) days following written notice.

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c.Termination for Failure to Qualify for Regulation A Exemption. If either Client or Cultivate believes the Offering will not comply with Regulation A, it shall promptly notify the other party in writing, explaining in reasonable detail the reason(s) for its belief. For a period of not less than ten (10) days, the parties shall discuss in good faith how the Offering can be modified to comply with Regulation A, without material harm to either Client or Cultivate. If they cannot agree, then either party may terminate this Agreement.

d.Result of Termination. Upon any termination of this Agreement, the license granted pursuant to this Agreement shall immediately terminate and the securities of Client shall no longer be listed for sale on the Platform. The termination of this Agreement shall not affect the rights or obligations of the parties as in effect immediately before termination. Client shall not be entitled to any refund upon termination and any fees due to Cultivate for investments committed prior to the date of termination shall be due to Cultivate once those investment commitments are closed, whether through Cultivate or another entity. All terms of the Agreement, which should reasonably survive termination, shall so survive, including, without limitation, limitations of liability and indemnities, and the obligation to pay fees due to Cultivate for investments committed prior to the date of termination once those investment commitments are closed, whether through Cultivate or another entity.

2.Services. Cultivate will perform the services listed on Exhibit A attached hereto and made a part hereof, in connection with the Offering (the “Services”) unless otherwise agreed to in writing by the parties.

3.Compensation and Expenses.

a.As compensation for the Services, Client shall pay to Cultivate a fee equal to:

i.5% of the first $5,000,000 of gross proceeds raised in this Offering;

ii.4% of the gross proceeds raised in this Offering in excess of $5,000,000 up to and including $10,000,000;

iii.3% of the gross proceeds raised in this Offering in excess of $10,000,000 up to and including $15,000,000;

iv.2% of the gross proceeds raised in this Offering in excess of $15,000,000 up to and including $25,000,000;

v.1% of the gross proceeds raised in this Offering in excess of $25,000,000.

For the avoidance of doubt: if Client raises a gross amount of $5,000,000 in this Offering, Cultivate would be paid a fee of $250,000.00 (5% of $5,000,000). If Client raises a gross amount of

$10,000,000 in this Offering, Cultivate would be paid a fee of $450,000.00 (5% of $5,000,000 plus 4% of $5,000,000). If Client raises a gross amount of $15,000,000 in this Offering, Cultivate would be paid a fee of $600,000.00 (5% of $5,000,000 plus 4% of $5,000,000 plus 3% of $5,000,000). If Client raises a gross amount of $25,000,000 in this Offering, Cultivate would be paid a fee of

$800,000.00 (5% of $5,000,000 plus 4% of $5,000,000 plus 3% of $5,000,000 plus 2% of

$10,000,000). If Client raises a gross amount of $30,000,000 in this Offering, Cultivate would be

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paid a fee of $850,000.00 (5% of $5,000,000 plus 4% of $5,000,000 plus 3% of $5,000,000 plus 2% of $10,000,000 plus 1% of $5,000,000).

Success fees shall only be payable after FINRA Corporate Finance issues a No Objection Letter for the Offering. Client authorizes Cultivate to deduct the fees directly from the Client’s third- party escrow or payment account.

b.Participation of Additional Broker-Dealers. If other FINRA-registered broker- dealers elect to participate in the distribution of the Offering, Client and Cultivate shall negotiate in good faith with such broker-dealers to allocate fees to accommodate their participation through a Commission Sharing Agreement. The parties shall also share documents and data as reasonably necessary to facilitate such participation, subject to applicable laws, regulations, and confidentiality obligations.

c.Client will also pay a one-time, non-refundable fee to Cultivate to cover the total amount of the FINRA 5110 filing fee for the Offering. For a Regulation A Offering of

$75,000,000.00, the FINRA 5110 filing fee will be $11,750.00. Client will also pay directly to a third-party provider for any required bad actor background checks required by law.

d.Expenses. Client is aware of and agrees that it will enter into a separate agreement with the payment processing/investment software and escrow provider of its choice but any fees from said agreements shall be borne by Client. Client may, at Client’s discretion, pass along payment processing fees to investors during the investment process, or Client may choose to pay the payment processing fees themselves. Client is aware of, and agrees that it will enter into a separate agreement and bear the fees for any required state notice filings for the Offering.

e.Interest on Unpaid Balance. In the event Client fails to pay any amount due to Cultivate when due, the unpaid balance shall bear interest at the rate of one and one-half percent (1.5%) per month.

4.Regulatory Compliance

a.Client and all its third party providers shall at all times (i) comply with direct reasonable requests of Cultivate; (ii) maintain all required registrations and licenses, including foreign qualification, if necessary; and (iii) pay all related fees and expenses, in each case that are necessary or appropriate to perform their respective obligations under this Agreement. Client shall comply with and adhere to all Cultivate policies and procedures.

b.Client and Cultivate will have the shared responsibility for the review of all documentation related to the Offering but the ultimate discretion about accepting a client will be the sole decision of the Client. Each Investor will be considered to be that of the Client’s and NOT Cultivate.

c.Client and Cultivate will each be responsible for supervising the activities and training of their respective sales employees, as well as all of their other respective employees in the performance of functions specifically allocated to them pursuant to the terms of this Agreement.

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d.Client and Cultivate agree to promptly notify the other concerning any material communications from or with any Governmental Authority or Self-Regulatory Organization with respect to this Agreement or the performance of its obligations, unless such notification is expressly prohibited by the applicable Governmental Authority.

e.Cultivate shall at all times maintain all required registrations and licenses necessary to perform the Services and comply with its obligations under this Agreement.

5.Role of Cultivate. Client acknowledges and agrees that Client will rely on Client’s own judgment in using Cultivate’ Services. Cultivate (i) makes no representations with respect to the quality of any investment opportunity or of any issuer; (ii) does not guarantee the performance to and of any Investor; (iii) will make commercially reasonable efforts to perform the Services in accordance with its specifications and applicable laws; (iv) does not guarantee the performance of any party or facility which provides connectivity to Cultivate; and (v) is not an investment adviser, does not provide investment advice and does not recommend securities transactions and any display of data or other information about an investment opportunity, does not constitute a recommendation as to the appropriateness, suitability, legality, validity or profitability of any transaction. Nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship of any kind.

6.Indemnification.

a.Indemnification by Client. Client shall indemnify and hold Cultivate, its affiliates and their representatives and agents harmless from, any and all actual or direct losses, liabilities, judgments, arbitration awards, settlements, damages and costs (collectively, “Losses”), resulting from or arising out of any third party suits, actions, claims, demands or similar proceedings (collectively, “Proceedings”) to the extent they are based upon (i) a breach of this Agreement by Client, (ii) the wrongful acts or omissions of Client, or (iii) the Offering (other than solely to the extent based upon acts of Cultivate for which an indemnification obligation exists pursuant to Section 6(b) below).

b.Indemnification by Cultivate. Cultivate shall indemnify and hold Client, Client’s affiliates and Client’s representatives and agents harmless from any Losses resulting from or arising out of Proceedings to the extent they are based upon (i) a breach of this Agreement by Cultivate or (ii) the wrongful acts or omissions of Cultivate or its failure to comply with any applicable federal, state, or local laws, regulations, or codes in the performance of its obligations under this Agreement.

c.Indemnification Procedure. If any Proceeding is commenced against a party entitled to indemnification under this section, prompt notice of the Proceeding shall be given to the party obligated to provide such indemnification. The indemnifying party shall be entitled to take control of the defense, investigation or settlement of the Proceeding and the indemnified party agrees to reasonably cooperate, at the indemnifying party's cost in the ensuing investigations, defense or settlement.

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7.Notices. Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, or faxed or emailed to the other parties hereto at such addresses as such other parties may designate from time to time for the receipt of such notices. Until further notice, the address of each party to this Agreement for this purpose shall be the following:

Broker-Dealer:

Cultivate Capital Group LLC 859 Madison Avenue

Bridgewater, NJ 08807 Attn: Keith Bliss, CEO Tel: 551-279-3745

k.bliss@cultivatecapital.org

Client:

Buffalo Chip Global Inc. Attn: Mark Advent

1100 Brickell Bay Drive, Apt 66E Miami, FL 33131 markadvent@aol.com

8.Confidentiality and Mutual Non-Disclosure:

a.Confidentiality.

i.Included Information. For purposes of this Agreement, the term “Confidential Information” means all confidential and proprietary information of a party, including but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally-identifiable information of users of the third-party provided online fundraising platform, (v) security codes, and (vi) all documentation provided by Client or an investor.

ii.Excluded Information. For purposes of this Agreement, the term “Confidential Information” shall not include (i) information already known or independently developed by the recipient without the use of any confidential and proprietary information, or (ii) information known to the public through no wrongful act of the recipient.

iii.Confidentiality Obligations. During the Term and at all times thereafter, neither party shall disclose Confidential Information of the other party or use such Confidential Information for any purpose without the prior written consent of such other party. Without limiting the preceding sentence, each party shall use at least the same degree of care in safeguarding the other party’s Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the foregoing, a party may disclose Confidential Information (i) if required to do

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by order of a court of competent jurisdiction, provided that such party shall notify the other party in writing promptly upon receipt of knowledge of such order so that such other party may attempt to prevent such disclosure or seek a protective order; or (ii) to any applicable governmental authority as required by applicable law. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. Client acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require Cultivate to maintain copies of practically all data, including communications and materials, regardless of any termination of this Agreement.

9.Miscellaneous.

a.ANY DISPUTE OR CONTROVERSY BETWEEN THE CLIENT AND CULTIVATE RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE SETTLED BY ARBITRATION BEFORE AND UNDER THE RULES OF THE ARBITRATION

COMMITIEE OF FINRA. This Agreement and any arbitration proceedings shall be governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws. Any arbitration related this Agreement shall take place exclusively in Hillsborough County, Florida. Should any matter related to this Agreement be deemed to require a court of law, Client and Cultivate hereby consent to the exclusive personal jurisdiction of the federal or state courts located in Hillsborough County, Florida, and agrees that all disputes arising from this Agreement which require the use of courts of law shall be exclusively held in such courts. Each party hereby agrees that any such court shall have exclusive in personam jurisdiction over such party and consents to service of process by notice sent by regular mail to the address set forth above and/or by any means authorized by Delaware law.

b.Subscription Agreement. Client will include the following paragraph in its subscription agreement and any other offering documents related to the offering of securities to which Cultivate is acting as broker-dealer:

This offering of securities is being made through Cultivate Capital Group LLC, a FINRA-licensed broker-dealer (the “Broker-Dealer”). In order to purchase the securities being offered, the undersigned agrees to complete the subscription process facilitated by the Broker-Dealer, including complying with the Broker-Dealer’s know your customer (KYC) and anti-money laundering (AML) policies. The undersigned confirms that it is not relying and will not rely on any communication (written or oral) of the Broker-Dealer, or any of its respective affiliates, as investment advice or as a recommendation to purchase the securities. It is understood that information and explanations related to the terms and conditions of the securities provided on the Broker-Dealer’s website or platform or otherwise communicated in any way by the Broker-Dealer or any of its respective affiliates shall not be considered investment advice or a recommendation to purchase the securities, and that the Broker-Dealer is not acting or has not acted as an advisor to the undersigned in deciding to invest in the securities. The undersigned acknowledges that the Broker-Dealer and its affiliates did not solicit me to purchase the securities and did not make any recommendations as to whether or not to purchase the securities and have made no representation

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regarding the proper characterization of the securities for purposes of determining the undersigned's authority or suitability to invest in the securities.

c.This Agreement is non-exclusive and shall not be construed to prevent either party from engaging in any other business activities.

d.This Agreement will be binding upon all successors, assigns or transferees of Client. No assignment of this Agreement by either party will be valid unless the other party consents to such an assignment in writing. Either party may freely assign this Agreement to any person or entity that acquires all or substantially all of its business or assets. Any assignment by the either party to any subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by it will be deemed valid and enforceable in the absence of any consent from the other party.

e.Neither party will, without prior written approval of the other party, place or agree to place any advertisement in any website, newspaper, publication, periodical or any other media or communicate with the public in any manner whatsoever if such advertisement or communication in any manner makes reference to the other party, to any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control, with the other party and to the clearing arrangements and/or any of the Services embodied in this Agreement. Client and Cultivate will work together to authorize and approve co- branded notifications and client facing communication materials regarding the representations in this Agreement. Notwithstanding any provisions to the contrary within, Client agrees that Cultivate may make reference in marketing or other materials to any transactions completed during the term of this Agreement, provided no personal data or Confidential Information is disclosed in such materials.

f.THE CONSTRUCTION AND EFFECT OF EVERY PROVISION OF THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT AND ANY QUESTIONS ARISING OUT OF THE AGREEMENT, WILL BE SUBJECT TO THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW

PRINCIPLES. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party

g.If any provision or condition of this Agreement will be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, the validity of the remaining provisions and conditions will not be affected and this Agreement will be carried out as if any such invalid or unenforceable provision or condition were not included in the Agreement.

h.This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement relating to the subject matter herein. The Agreement may not be modified or amended except by written agreement.

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i.This Agreement may be executed in multiple counterparts and by facsimile or electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CLIENT:

Buffalo Chip Global Inc.

By  Name: Mark Advent

Title:  Authorized Representative

BROKER-DEALER:

Cultivate Capital Group, LLC

By  Name: R. Keith Bliss

Title:  CEO

7/3/2025

7/3/2025

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Exhibit A

Services:

Cultivate Responsibilities – Cultivate agrees to:

i.Review investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to Client whether or not to accept investor as a customer of the Client;

ii.Review each investors subscription agreement to confirm such Investors participation in the offering, and provide a determination to Client whether or not to accept the use of the subscription agreement for the Investors participation;

iii.Contact and/or notify the issuer, if needed, to gather additional information or clarification on an investor;

iv.Not provide any investment advice nor any investment recommendations to any investor;

v.Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in our performance under this Agreement (e.g. as needed for AML and background checks);

vi.Coordinate with third party providers to ensure adequate review and compliance;

vii.Provide weekly reports with investor data to the issuer;

viii.Initiate and coordinate disbursements from escrow, either on a scheduled rolling basis or at the request of the issuer;

ix.Compile and transmit issuance reports to the transfer agent specified by the issuer after each closing.